                                                                    Exhibit 12.1

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                        AND PREFERRED SHARE DISTRIBUTIONS

         The following table sets forth the ratios of earnings to fixed charges for Brandywine Realty Trust for each of the five years ended December 31, 1997, 1996, 1995, 1994 and 1993 and for the nine months ended September 30, 1998 and 1997.

                             Brandywine Realty Trust
           Computation of Ratio of Earnings to Combined Fixed Charges
                        and Preferred Share Distributions
                                 (in thousands)


                                                                                                        For the Nine Months
                                               For the Years Ended December 31,                         Ended September 30,
                               -----------------------------------------------------------------        -------------------
                                 1993           1994           1995         1996         1997             1997         1998
                                ------         ------         ------       ------       ------           ------       -----
EARNINGS:
     Net Income (Loss)          $   2,468     $   (1,841)     $   (824)   $    (162)      $15,001           $ 8,455    $26,781
     Interest Expense                  --           1,942           793        2,751        7,079             4,899     19,057
     Amortization of deferred
        financing costs                --              62           413          113          915               619        594
                             ------------  --------------  ------------ ------------  -----------     ------------- ----------
                                $   2,468     $       163     $     382   $    2,702   $   22,995           $13,973    $46,432
                             ============  ==============  ============ ============  ===========     ============= ==========
FIXED CHARGES:
     Interest Expense           $      --     $     1,942     $     793   $    2,751   $    7,079           $ 4,899    $19,057
     Amortization of deferred
       financing costs                 --              62           413          113          915               619        594
     Preferred share
        distributions                  --              --            --          401           --               499         22
                             ------------  --------------  ------------ ------------  -----------     ------------- ----------
                                $      --     $     2,004     $   1,206   $    3,265   $    8,493           $ 5,518    $19,673
                             ============  ==============  ============ ============  ===========     ============= ==========
     Fixed Charge Coverage
       Ratio(1)                   N/A (2)             (3)           (3)          (3)         2.71              2.53       2.36
                             ============  ==============  ============ ============  ===========     ============= ==========




(1) The fixed charge coverage ratio represents the number of times fixed charges were covered by earnings. The ratio is computed by dividing fixed charges and preferred share distributions into earnings before extraordinary items, plus fixed charges. Fixed charges include interest expense, and amortization of debt issuance costs.

(2) Ratio cannot be computed as there were no fixed charges during fiscal year 1993.

(3) Ratio calculated to be a less than one-to-one coverage. The amount of the deficiency to cover fixed charges is $563,000, $824,000 and $1,841,000 for years 1996, 1995 and 1994, respectively.